EXHIBIT 99.1

Medi-Hut Co., Inc. Announces the Sale of Its Rights to Distribute Syntest and Settlement with Breckenridge

     SPRING LAKE, N.J.--(BUSINESS WIRE)--Oct. 17, 2005--Medi-Hut Co., Inc. (the "Company") announced today that the Company and Breckenridge Pharmaceutical, Inc. ("Breckenridge"), entered into a purchase and settlement agreement pursuant to which the Company has sold its distribution and other rights and business with respect to the hormone replacement drug, Syntest, to Breckenridge. In consideration for the sale of such rights and the other benefits provided under the purchase and settlement agreement, Breckenridge will pay to the Company an aggregate of $1,000,000 as follows: (1) $250,000 will be paid within three (3) days following the execution of the settlement agreement; and $50,000 will be paid on the first day of each month for a fifteen (15) month period commencing on November 1, 2005 and ending on January 1, 2007. Further, the Company and Breckenridge will dismiss their actions against each other and release each other from any further claims arising out of the distribution and sale of Syntest, except as provided in the purchase and settlement agreement.

     Pursuant to the purchase and settlement agreement, the Company has reserved all of its rights to its claims for damages against Syntho Pharmaceuticals, Inc ("Syntho") and its President, Muhammed Malik (collectively, the "Syntho Group"), that were incurred by the Company as a result of the alleged breach by the Syntho Group of the Company's exclusive agreement with Syntho to distribute Syntest and other alleged wrongful actions by the Syntho Group. The Company will use the proceeds from this sale and settlement to fund its pending litigation matters and for other business development and operational purposes.

     Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.


     CONTACT: Medi-Hut Co., Inc.
              Tom Gifford, 732-919-2799, Ext. 5550
              Fax: 732-919-2798